Exhibit 99.1

Kaleido Biosciences to Advance KB174 for Hepatic Encephalopathy Based on

Positive Top-Line Results from a Clinical Study in Patients with Cirrhosis

-	KB174 Exceeded the Targeted Reduction in a Biomarker of Microbiome Ammonia Production
-	KB174 Was Well Tolerated and No Clinically Significant or Serious Treatment-Related Adverse Events Were Observed

LEXINGTON, Mass., December 12, 2019 – Kaleido Biosciences, Inc. (Nasdaq: KLDO), a clinical-stage healthcare company with a chemistry-driven approach to leveraging the microbiome organ to treat disease and improve human health, today announced positive top-line results from a proof-of-concept clinical study of KB174 using a 15N-labeled tracer in patients with well-compensated cirrhosis. Compared to baseline, treatment with KB174 was associated with a 26 percent reduction in urinary 15N excretion, a biomarker of microbiome ammonia production, and was well tolerated.

“We are very pleased with the results of our first study in patients with liver disease, which exceeded our goal of achieving a 15-20 percent reduction in urinary labeled nitrogen excretion. With these encouraging results, we look forward to evaluating KB174 in our next clinical study to understand its promise in hepatic encephalopathy (HE), where patients are in need of new therapies that are both effective and well tolerated,” said Katharine Knobil, M.D., Chief Medical Officer and Head of Research and Development at Kaleido. “These data further validate our platform and are consistent with our other clinical studies of MMTs in healthy subjects and patients which showed a similar impact on the same marker of ammonia metabolism.”

KB174, a novel Microbiome Metabolic Therapy (MMT™) designed to modulate the metabolic output and profile of the microbiome, was identified as Kaleido’s lead candidate in HE for its ability to lower both ammonia and multi-drug resistant (MDR) pathogens ex vivo. The gut microbiome plays a significant role in the production of ammonia. Ammonia is central to the pathogenesis of several diseases, including HE, which encompasses a spectrum of potentially reversible neurologic and psychiatric abnormalities generally seen in patients with liver disease. HE is a common complication of all forms of cirrhosis, leading to significant morbidity and mortality in this patient population. Patients with cirrhosis also have an increased risk of developing bacterial infections, and infection can cause an episode of HE.

Forty adult patients with liver disease were enrolled in this double-blind, controlled clinical study. Patients were randomized to receive KB174 or maltodextrin (a negative control), orally (titrated to 36g twice daily) for 28 days. A lactose-15N-ureide tracer was administered after an amino acid challenge both before and after treatment to evaluate changes in nitrogen metabolism in the gut. A reduction of this 15N tracer in the urine is considered a marker of a reduction in net ammonia production by the gut microbiome. Patients were also followed for measures of safety and tolerability.

Twenty-nine evaluable patients meeting the threshold for cirrhosis were included in the per protocol 15N tracer analyses. Patients treated with KB174 (n=14) had a 26 percent median reduction in urinary 15N excretion compared to baseline versus a 3 percent median reduction for those receiving maltodextrin (n=15). KB174 was well tolerated and no clinically significant or serious treatment-related adverse events were observed. Treatment-related adverse events were mild to moderate in severity in both groups and generally GI-related (flatulence, abdominal distention, diarrhea). Patients on KB174 reported only small changes in the Gastrointestinal Tolerability Questionnaire (GITQ) and the Bristol Stool Scale (BSS, a measure of stool consistency) with no notable differences compared to maltodextrin. The Company plans to present additional data from this clinical study at a future medical meeting.

The Company also announced completion of a dosing study of KB174 in 48 healthy subjects. Results were consistent with the study in patients with cirrhosis, and KB174 was well tolerated with no clinically significant or serious treatment-related adverse events. Due to operational issues at the clinical site, urinary volumes required to calculate 15N excretion were recorded for only 15 of the 48 subjects, but a trend in dose response was observed for these subjects, with greater reductions in urinary 15N excretion observed at higher doses. Further analysis of study data utilizing imputed values for the remaining 33 subjects was conducted, and results were consistent with those of the smaller group.

Kaleido continues to leverage its rapid and cost efficient human-centric discovery and development model, with recent feedback from the U.S. Food and Drug Administration that the Company may advance directly into a Phase 3 pivotal trial upon filing an Investigational New Drug application (IND) if the Company elects to do so. As a result, Kaleido expects to initiate its next study of KB174 (with the 36 g twice daily dose) evaluating clinical endpoints in patients with HE during the second half of 2020, ahead of a potential IND filing.

About Microbiome Metabolic Therapies (MMT™)

Kaleido’s Microbiome Metabolic Therapies, or MMTs, are designed to drive the function and distribution of the microbiome organ’s existing microbes in order to decrease or increase the production of metabolites, or to advantage or disadvantage certain bacteria in the microbiome community. The Company’s initial MMT candidates are targeted glycans that are orally administered, have limited systemic exposure, and are selectively metabolized by enzymes in the microbiome. Kaleido utilizes its human-centric discovery and development platform to study MMTs in microbiome samples in an ex vivo setting, followed by advancing MMT candidates rapidly into clinical studies in healthy subjects and patients. These human clinical studies are conducted under regulations supporting research with food, evaluating safety, tolerability and potential markers of effect. For MMT candidates that are further developed as therapeutics, the Company conducts clinical trials under an Investigational New Drug (IND) or regulatory equivalent outside the U.S., and in Phase 2 or later development.

About Kaleido Biosciences

Kaleido Biosciences is a clinical-stage healthcare company with a differentiated, chemistry-driven approach to leveraging the microbiome organ to treat disease and improve human health. The Company has built a human-centric proprietary product platform to enable the rapid and cost-efficient discovery and development of novel Microbiome Metabolic Therapies (MMT™). MMTs are designed to modulate the metabolic output and profile of the microbiome by driving the function and distribution of the organ’s existing microbes. Kaleido is advancing a broad pipeline of MMT candidates with the potential to address a variety of diseases and conditions with significant unmet patient needs. To learn more, visit https://kaleido.com/.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding the therapeutic potential of our MMT candidates, the timing of initiation, completion and reporting of results of our clinical studies, potential plans to utilize specific regulatory pathways and our strategy, business plans and focus. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those related to the breadth of our pipeline of product candidates, the strength of our proprietary product platform, the efficiency of our discovery and development approach, the clinical development and safety profile of our MMT candidates and their therapeutic potential, whether and when, if at all, our MMT candidates will receive approval form the U.S. Food and Drug Administration and for which, if any, indications, competition from other biotechnology companies, and other risks identified in our SEC filings, including our most recent Quarterly Report on Form 10-Q, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contact

Amy Reilly

617-890-5721

amy.reilly@kaleido.com

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